Exhibit 10.3

APG Stock And Asset Purchase Agreement

by and among

Automation Products Group, LLC,

Scientific Technologies Incorporated

and

Scientific Technology Incorporated

April 24, 2006

TABLE OF CONTENTS

APG STOCK AND ASSET PURCHASE AGREEMENT

THIS APG STOCK AND ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of April 24, 2006 by and among Automation Products Group, LLC, a Utah limited liability company ("APG Buyer"), Scientific Technologies Incorporated, an Oregon corporation ("Company") and Scientific Technology Incorporated, a California corporation ("Holdco").

RECITALS

A. The Company, which is approximately 86% owned by Holdco, is organized into two products groups: Safety Products Group ("SPG") and Automation Products Group ("APG").

B. Company is the owner of and has good and valid title to all shares of capital stock of each of PSI-Tronix Technologies Incorporated, a California corporation and wholly-owned subsidiary of the Company (as defined below) ("Sub I"), Lundahl Instruments, Inc., a Utah corporation and wholly-owned subsidiary of the Company ("Sub II"), and Applied Electro Technology International, a California corporation and wholly-owned subsidiary of the Company (as defined below) ("Sub III," and together with Sub I and Sub II, the "APG Subs"), free and clear of any legal or equitable encumbrances.

C. Holdco is the owner of and has good and valid title to all shares of capital stock of each of STI/Environecs, a California corporation and wholly-owned subsidiary of the Holdco (as defined below) ("Sub IV"), California Systems, INC, a California corporation and wholly-owned subsidiary of Holdco ("Sub V"), Pyramid Controls, Inc., a California corporation and wholly-owned subsidiary of Holdco ("Sub VI," and together with Sub IV and Sub V, the "Holdco Subs") free and clear of any legal or equitable encumbrances. The Holdco Subs will be dissolved prior to the Closing (as defined herein).

D. The Boards of Directors of each of the APG Buyer, Holdco and Company believe it is in the best interests of each company and their respective shareholders that APG Buyer (i) acquire all of the outstanding capital stock of the APG Subs, (ii) acquire all of the assets of Company and Holdco (other than the shares of the APG Subs) that are solely related to APG (the "Non-SPG Assets") and (iii) assume all of the liabilities and obligations of Company and Holdco that are unrelated to SPG (the "Non-SPG Liabilities") ((i), (ii), and (iii) collectively referred to herein as the "Acquisition").

E. Subject to the terms and conditions of this Agreement, APG Buyer will purchase and the Company will sell (i) all of the capital stock of the APG Subs and (ii) all of the Non-SPG Assets in consideration for cash or a note, as set forth in Article I hereof.

F. Subject to the terms and conditions of this Agreement, APG Buyer will assume all of the Non-SPG Liabilities of the Company and Holdco.

G. Immediately following the Acquisition, two related transactions will be consummated: (1) Holdco, the owner of approximately 86% of the outstanding capital stock of the Company, will sell all of its outstanding capital stock ("SPG Purchase") to Omron Management Center of America, Inc. a Delaware corporation ("Omron") pursuant to the HoldCo Stock Purchase Agreement dated as of the date hereof (the "SPG Stock Purchase Agreement") and (2) Holdco will merge with and into the Company (the "Merger") pursuant to that certain Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement").

H. It is the Parties intention that the transactions contemplated by this Agreement shall be at no cost to the Company and Holdco, pursuant to Section 5.2 herein.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
PURCHASE AND SALE OF CAPITAL STOCK OF APG SUBS AND NON-SPG ASSETS

Section 1.1  Purchase and Sale of Shares .  At the Closing (as defined below), and upon the terms and subject to the conditions of this Agreement, the APG Buyer shall purchase from the Company, and the Company shall sell, convey, transfer, assign and deliver to the APG Buyer, free and clear of all liens, encumbrances or other defects of title, all of the issued and outstanding shares of capital stock of the APG Subs now beneficially owned or held of record by the Company at the Closing, including all property or rights issued by the APG Subs with respect to such shares (the "APG Shares").

Section 1.2  Purchase and Sale of Assets .  Subject to the terms and conditions of this Agreement, on the Closing Date (as defined below), Company and Holdco shall sell, assign and transfer to APG Buyer, and APG Buyer shall purchase from Company and Holdco, all of the right, title and interest in and to all of the Non-SPG Assets, wherever the same may be located. Notwithstanding the foregoing, the Non-SPG Assets shall not include Company's right, title and interest in and to its cash and cash equivalent holdings. The Non-SPG Assets are listed on Schedule 1.2, which schedule shall be agreed upon in good faith by the Parties at or prior to the Closing.

Section 1.3  Consideration .  The purchase price to be paid to the Company for the APG Shares and the Non-SPG Assets will be $6,000,000 (the "Purchase Price").

Section 1.4  Assumed Liabilities .  APG Buyer shall assume all the Non-SPG Liabilities of Company and Holdco, past, present or future, known or unknown, fixed or contingent, or otherwise, including but not limited to the liabilities set forth on Schedule1.4 (collectively, the "Assumed Liabilities"), which schedule shall be agreed upon in good faith by the Parties at or prior to the Closing.

Section 1.5  Assumed Contracts .  Company and HoldCo will assign to APG Buyer, and APG Buyer shall assume, all contracts of HoldCo or Company that relate solely to APG or are unrelated to SPG (collectively, the "Assumed Contracts"), including but not limited to the contracts set forth on Schedule 21.5, which schedule shall be agreed upon in good faith by the Parties at or prior to the Closing.

Section 1.6  Closing .

  The closing of the Acquisition (the "Closing") will take place at a mutually-agreed upon time immediately prior to the closing of the SPG Purchase at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California, unless another time or place is agreed to in writing by the APG Buyer, Company and Holdco. The date upon which the Closing actually occurs is herein referred to as the "Closing Date."

  At the Closing, the Company and Holdco shall deliver or cause to be delivered to the APG Buyer the following:

    certificates representing the APG Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto;

    receipts, duly executed by the Company, for receipt of the Purchase Price;

    Company and Holdco shall duly execute and deliver such instruments of conveyance, transfer and assignment as may be reasonably required to vest in APG Buyer all of their respective right, title and interest in and to the Non-SPG Assets, including but not limited to a bill of sale and assignment of the contracts APG Buyer is assuming and to assume the Non-SPG Liabilities; and

    all other documents, certificates, instruments or writings required to be delivered by the Company and Holdco on or prior to the Closing Date pursuant to this Agreement or as may be reasonably requested by APG Buyer in order to consummate the transactions contemplated by this Agreement.

  At the Closing, the APG Buyer shall deliver or cause to be delivered to the Company and Holdco, respectively, the following:

    The Purchase Price, in the form of cash or a note payable to the Company secured by all of the shares of capital stock of HoldCo owned by the members of APG Buyer; and

    such other documents, certificates or writings required to be delivered by the APG Buyer on or prior to the Closing Date pursuant to this Agreement or as may be reasonably requested by the Company and Holdco in order to consummate the transactions contemplated by this Agreement.

Section 1.7  No Further Ownership Rights in Shares and Assets .  All cash paid in respect of the surrender for exchange of the APG Shares and the Non-SPG Assets in accordance with the terms hereof shall be deemed to be full satisfaction of all of the Company's and Holdco's rights pertaining to such shares and assets.

Section 1.8  Taking of Necessary Action; Further Action .  If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to ensure that the APG Subs retain full right, title and possession to all of their assets, property, rights, privileges, powers and franchises, not otherwise conveyed hereby, the APG Buyer, the Company, Holdco and the officers and directors of each APG Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES
OF THE SELLER GROUP

Each of the Company, Holdco and the APG Subs (collectively referred to for purposes of this Article 2 as the "Seller Group") hereby jointly and severally represent and warrant to the APG Buyer, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers of this Agreement) supplied by the Seller Group to the APG Buyer (the "Disclosure Schedule") and Section 2.13 of this Agreement and dated as of the date hereof, on and at the date hereof, as follows:

Section 2.1  Organization of APG Subs .  Sub I is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Sub II is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. Sub III is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of the APG Subs has the corporate power to own its properties and to carry on its business as now being conducted.

Section 2.2  Subsidiaries .  The APG Subs do not have, and have never had, any subsidiaries, and do not otherwise own, and have not otherwise owned, any shares in the capital of or any interest in, or control of, directly or indirectly, any corporation, partnership, association, joint venture or other business entity.

Section 2.3  APG Subs Capital Structure .

  The authorized capital stock of Sub I consists of 1,000 authorized shares of common stock, no par value per share, of which 1,000 shares are issued and outstanding as of the date hereof ("Sub I Common Stock"); the authorized capital stock of Sub II consists of 50,000 authorized shares of common stock, no par value per share, of which 5 shares are issued and outstanding as of the date hereof ("Sub II Common Stock"); and authorized capital stock of Sub III consists of 5,000,000 authorized shares of common stock, no par value per share, of which 1,000 shares are issued and outstanding as of the date hereof (the Sub I Common Stock, Sub II Common Stock, Sub III Common Stock, collectively, the "APG Subs Common Stock"). All outstanding shares of the APG Subs Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the charter documents of each of the APG Subs, or any agreement to which each of the APG Subs is a party or by which it is bound, and have been issued in compliance with federal and state securities laws. There are no declared or accrued unpaid dividends with respect to any shares of APG Subs Common Stock. Other than APG Subs Common Stock, the APG Subs have no other capital stock authorized, issued or outstanding.

  Upon completion of the Acquisition, the APG Buyer will own one hundred percent (100%) of the issued and outstanding capital stock of the APG Subs.

Section 2.4  Authority .  Each of the Company and Holdco has all requisite power and authority to enter into this Agreement and any Related Agreements (as hereinafter defined) to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which each of the Company and Holdco is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and Holdco, and no further action is required on the part of the Company or Holdco to authorize this Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and any Related Agreements to which the Company and Holdco are a party have been duly executed and delivered by Company and Holdco, and, assuming the due authorization, execution and delivery by the other parties hereto, constitute the valid and binding obligation of Company and Holdco, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies. The "Related Agreements" shall mean all ancillary agreements required in this Agreement to be executed and delivered in connection with the transactions contemplated hereby.

Section 2.5  No Conflict .  The execution and delivery by the Company and Holdco of this Agreement and any Related Agreement to which either the Company or Holdco is a party and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with any provision of the charter documents of the Seller Group, (b) result in any violation or breach of or default under (with or without notice or lapse of time, or both) any mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license (each a "Contract" and, collectively, the "Contracts") to which the APG Subs or any Non-SPG Assets (whether tangible or intangible) is subject, (c) give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Contract to which the APG Subs or any Non-SPG Assets (whether tangible or intangible) is subject, or (d) result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the APG Subs or any Non-SPG Assets (any such event described in (a), (b), (c), or (d), a "Conflict").

Section 2.6  Consents .  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party, including a party to any agreement with any member of the Seller Group (so as not to trigger any Conflict), is required by or with respect to the the Seller Group in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or Holdco is a party or the consummation of the transactions contemplated hereby and thereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws thereby.

Section 2.7  Restrictions on Business Activities .  There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which any member of the Seller Group is a party or otherwise binding upon any member of the Seller Group which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the APG Subs, any acquisition of property (tangible or intangible) by the APG Subs or the conduct of business by the APG Subs.

Section 2.8  Agreements, Contracts and Commitments .

  Only as relates to the APG business or Non-SPG Assets, no member of the Seller Group is a party to or bound by any agreement, contract or commitment is not terminable by them at will without penalty or that involves payment by such member of the Seller Group of US$100,000 or more in the aggregate.

  Only as relates to the APG business or Non-SPG Assets, each member of the Seller Group is in compliance with and has not breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Contract, nor is any such member aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect and is not subject to any default thereunder by any party obligated to any member of the Seller Group pursuant thereto. The members of the Seller Group have obtained all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Acquisition for such Contracts to remain in effect without modification after the Closing.

Section 2.9  Litigation .  There is no action, suit or proceeding of any nature pending, or, to any the knowledge of any member of the Seller Group, threatened, against any APG Sub or any Non-SPG Asset, nor, to the knowledge of any member of the Seller Group, is there any reasonable basis therefor. There is no investigation pending or, to any member of the Seller Group's knowledge threatened, against any APG Sub or any Non-SPG Asset (nor, to the knowledge of any member of the Seller Group, is there any reasonable basis therefor) by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of any member of the Seller Group to conduct the APG operations as presently or previously conducted.

Section 2.10  Compliance with Laws .  Only as relates to the APG business or Non-SPG Assets, each member of the Seller Group has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation (including, without limitation, environmental laws and regulations).

Section 2.11  Complete Copies of Materials .  The members of the Seller Group have delivered or made available true and complete copies of each document (or summaries of same) that have been requested by the APG Buyer or its counsel.

Section 2.12  Representations Complete .  None of the representations or warranties made by any member of the Seller Group (as modified by the Disclosure Schedule), nor any statement made in any Schedule or certificate furnished by any member of the Seller Group pursuant to this Agreement contains or will contain at the Closing, any untrue statement of a material fact or to their knowledge omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

Section 2.13  APG Buyer Not Relying on Representations and Warranties .  APG Buyer has not relied on the accuracy of any of the representations and warranties of the APG Subs, the Company or Holdco contained in this Agreement in its decision to enter into this Agreement and any Related Agreements and to consummate the Acquisition. APG Buyer has relied exclusively on the knowledge of its founders, who at all relevant times were in control of the Company, Holdco and the APG Subs and who have full knowledge of all facts relevant to the APG Subs, the Non-SPG Assets, the Assumed Liabilities and the Acquisition.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE APG BUYER

The APG Buyer hereby represents and warrants to each of the Company and Holdco, on and at the date hereof, as follows:

Section 3.1  Organization, Standing and Power .  The APG Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Utah. The APG Buyer has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect on the ability of the APG Buyer to consummate the Acquisition and the other transactions contemplated hereby.

Section 3.2  Authority .  The APG Buyer has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the APG Buyer. This Agreement and any Related Agreements to which it is a party has been duly executed and delivered by the APG Buyer and constitute the valid and binding obligations of the APG Buyer, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

Section 3.3  Capital Resources .  The APG Buyer has or will have sufficient capital resources to pay to the Purchase Price.

Section 3.4  No Conflict .  The execution and delivery of this Agreement and any Related Agreements to which it is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, Conflict with (a) any provision of the charter or organizational documents of the APG Buyer, (b) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the APG Buyer or any of its respective properties or assets are subject, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the APG Buyer or its properties or assets, except in the case of (b) and (c), where such Conflict will not have a material adverse effect on the ability of APG Buyer to consummate the transactions contemplated by this Agreement.

Section 3.5  Consents .  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to the APG Buyer in connection with the execution and delivery of this Agreement and any Related Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a material adverse effect on the ability of APG Buyer to consummate the transactions contemplated by this Agreement.

Section 3.6  Schedules .  All assets of HoldCo or Company that are used solely in APG or are unrelated to SPG are listed and described in reasonable detail on Schedule 1.2. All liabilities of HoldCo or Company that relate solely, or are reasonably allocable to, APG, or are unrelated to SPG are listed and described in reasonable detail on Schedule 1.4. All contracts of HoldCo or Company that relate solely to APG or are unrelated to SPG are listed and described in reasonable detail on Schedule 1.5. This schedule will be provided as soon as practicable following the execution of this Agreement.

ARTICLE 4
CONDUCT PRIOR TO CLOSING

Section 4.1  Transfer and Encumbrance .  The Company and Holdco agree not to transfer, sell, exchange, pledge or otherwise dispose of or encumber the APG Sub shares or Non-SPG Assets (except assets of Holdco not related to APG and not related to SPG) owned by the Company or Holdco, or to discuss, negotiate, or make or enter into any offer, contract or agreement relating thereto, at any time prior to the Closing Date or termination of this Agreement (the "Expiration Date").

ARTICLE 5
ADDITIONAL AGREEMENTS

Section 5.1  Confidentiality .  Each of the parties hereto hereby agrees that the information obtained pursuant to the negotiation and execution of this Agreement or the effectuation of the transaction contemplated hereby shall be governed by the terms of the Confidential Disclosure Agreement, dated April 24, 2006 (the "Non-Disclosure Agreement"), between the Company, Holdco and the APG Buyer; provided, however, that the Non-Disclosure Agreement shall terminate at Closing with respect to APG Buyer's obligations to maintain the confidentiality of all [Confidential Information] (as defined in the Non-Disclosure Agreement) relating to the APG Subs and Non-SPG Assets.

Section 5.2  Expenses .  Whether or not the Acquisition is consummated, all fees and expenses incurred in connection with the Acquisition, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby or thereby, shall be the obligation of the respective party incurring such fees and expenses; provided, however, that the fees and expenses incurred by Holdco or the Company in order to consummate the transactions contemplated hereby shall be paid from the Merger Consideration as more fully described in Section 7.3(a) of the Merger Agreement.

Section 5.3  Public Disclosure .  Unless otherwise required by law, regulatory authority or stock exchange regulation, no party to this Agreement may issue any statement or communication to the public or press regarding the transactions contemplated by this Agreement without the prior written consent of the APG Buyer, in the case of statements or communications by the Company or Holdco, or the Company and Holdco, in the case of statements or communications by the APG Buyer.

Section 5.4  Reasonable Efforts .  Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

Section 5.5  Additional Documents and Further Assurances .  Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Closing and the transactions contemplated hereby.

Section 5.6  Additional APG Assets .  Prior to the Closing, (i) any Non-SPG Assets which are not held by the APG Subs will be transferred to the APG Subs by way of a capital contribution from the Company and/or Holdco, as the case may be, to the APG Subs and (ii) any intellectual property or other assets owned by the Company and/or Holdco, as the case may be, and used in the APG business will be made available to the APG Buyer on commercially reasonable terms by way of a license or other appropriate agreement.

Section 5.7  APG Employees .  APG Buyer will employ all employees of the Company and Holdco whose employment is exclusively related to the APG business at their current level of compensation and with substantially equivalent benefits as they presently enjoy. All costs related to transferring such employees to the employ of APG Buyer, including but not limited to those related to maintaining substantially equivalent benefits shall be borne solely by APG Buyer. Notwithstanding the foregoing, nothing in this Section 5.7 shall limit or prevent APG Buyer from modifying, amending, or terminating any employee benefit plans, programs, or policies at any time after the Closing in its sole discretion.

Section 5.8  Holdco Subs .  Holdco agrees to dissolve the Holdco Subs prior to the Closing.

Section 5.9  Indemnification .  APG Buyer agrees to indemnify and hold Company and Holdco, and their respective shareholders, directors, officers, agents and representatives, harmless from and against any and all costs, expenses, losses, claims, damages, penalties, fines, liabilities and obligations whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to (i) any breach of any representation or warranty of APG Buyer set forth in this Agreement; (ii) any breach of any covenant or obligation of APG Buyer contained in this Agreement or the Related Agreements; (iii) any failure of APG Buyer to discharge or pay any of the Assumed Liabilities; and (iv) all third party claims or causes of action if and to the extent arising out of or related to the conduct of the business or operations of APG or any of the APG Subs.

Section 5.10  Non-Solicitation .  For a period of two years after the Closing Date, each of the Company and Holdco agree that they will not, directly or indirectly, hire, solicit, or encourage any employee or contractor of APG Buyer to terminate his or her employment with, or cease providing services to, APG Buyer; provided, however, that the Company shall not be deemed to have violated this Section 5.10 in the event that an employee of APG Buyer responds to general solicitation or general recruiting efforts of the Company.

Section 5.11  Fiduciary Duty of the Board .

  Superior Offers.  Notwithstanding any agreement to the contrary contained in the Merger Agreement, in the event that, prior to the mailing of the proxy statement (as set forth in Section 5.1 of the Merger Agreement), the Company receives a bona fide written Acquisition Proposal from a third party that its board of directors (or a committee thereof to which the board of directors has properly delegated authority to negotiate and approve any such transaction (the "Special Committee")) has in good faith concluded (following the receipt of the advice of its financial advisor), is, or is reasonably likely to result in, a Superior Offer, the Company may then take the following actions:

    Request information from the person making such Acquisition Proposal for the purposes of enabling the Special Committee to become appropriately informed about the Acquisition Proposal that has been made and the person that made it;
    Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (a) (1) concurrently with furnishing any such nonpublic information to such party, the Company gives APG Buyer written notice of its intention to furnish such nonpublic information and (2) the Company receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company's behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement and (b) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to APG Buyer (to the extent such nonpublic information has not been previously so furnished); and
    Engage in discussions and negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into discussions or negotiations with such third party, the Company gives APG Buyer written notice of the Company's intention to enter into negotiations with such third party.
  Termination and Further Consideration. In response to the receipt of a Superior Offer, the Special Committee may terminate this Agreement and may consider entering into a definitive agreement relating to the Superior Offer ("Further Considerations"), if all of the following conditions in clauses (1) through (4) are met:
    A Superior Offer with respect to the Company has been made and has not been withdrawn;
    The Shareholders' Meeting (as defined in the Merger Agreement) has not occurred;
    The Company shall have (a) delivered to APG Buyer written notice (a "Further Consideration Notice") which shall state expressly that the Company has received a Superior Offer, (b) provided to APG Buyer a copy of all written materials delivered to the person or group making the Superior Offer in connection with such Superior Offer (to the extent not previously provided to APG Buyer), and (c) made available to APG Buyer all materials and information made available to the person or group making the Superior Offer in connection with such Superior Offer; and
    The Special Committee has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of such Superior Offer, the failure of the Special Committee to engage in Further Consideration could reasonably be determined to be inconsistent with its fiduciary obligations to the shareholders of the Company under applicable law.
  Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
    "Acquisition Proposal" shall mean any offer or proposal, relating to any transaction or series of related transactions involving any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition related solely to the APG Subs or the APG business (provided, however, the transactions between APG Buyer and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal); and
    "Superior Offer" shall mean a bona fide written offer made by a third party to acquire, directly or indirectly, all or substantially all of the APG assets of the Company or a majority of the total outstanding voting securities of the APG Subs, on terms that the Special Committee has in good faith concluded (following the receipt of advice of its financial advisor) would be more favorable, from a financial point of view, to the Company's shareholders (in their capacities as shareholders) than the terms of the Acquisition and is reasonably capable of being consummated.

ARTICLE 6
CONDITIONS TO CLOSING

Section 6.1  Conditions to Obligations of Each Party to Effect the Acquisition .  The respective obligations of each Party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions:

  No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or governmental or regulatory authority or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall be in effect.

Section 6.2  Additional Conditions to Obligations of APG Buyer .  APG Buyer's obligation to purchase the Shares and to take the other actions required to be taken by APG Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by APG Buyer, in whole or in part, to the extent permitted by applicable law):

  Company's and Holdco's Performance.

    All of the covenants and obligations that the Company and Holdco are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects. APG Buyer shall have received a certificate signed by the President of the Company and Holdco to the effect set forth in this Section 6.2 with respect to such performance and compliance.

    Each document required to be delivered pursuant to Section 1.5 must have been delivered to APG Buyer.

  Additional Documentation. The Company and Holdco shall have delivered to APG Buyer such other documents as APG Buyer may reasonably request for the purpose of (i) evidencing the performance by the Company and Holdco of, or the compliance by the Company and Holdco with, any covenant or obligation required to be performed or complied with by the Company or Holdco, (ii) evidencing the satisfaction of any condition referred to in this Section 6, or (iii) otherwise facilitating the consummation or performance of the Acquisition.

  No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against APG Buyer, or against any person affiliated with APG Buyer, any proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, the Acquisition, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with the Acquisition.

  No Prohibition. Neither the consummation nor the performance of the Acquisition will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause APG Buyer or any person affiliated with APG Buyer to suffer any material adverse consequence under, any applicable law, regulation, rule, statute, requirement, order, decree, or judgment.

Section 6.3  Additional Conditions to the Obligations of the Company and Holdco .  The Company's and Holdco's obligation to sell the APG Shares and the Non-SPG Assets and to take the other actions required to be taken by them at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company and Holdco, in whole or in part):

  Representations and Warranties. All of APG Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date. APG Buyer shall have delivered a certificate, signed by the President of APG Buyer, to the effect set forth in this Section 6.3(a).

  APG Buyer's Performance.

    All of the covenants and obligations that APG Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects. APG Buyer shall have delivered a certificate, signed by the President of APG Buyer, to the effect set forth in this Section 6.3(b).

    Each document required to be delivered by APG Buyer pursuant to Section 1.5 must have been delivered.

  Additional Documentation. APG Buyer must have caused the following documents to be delivered to the Company and such other documents as the Company may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of APG Buyer, (ii) evidencing the performance by APG Buyer of, or the compliance by APG Buyer with, any covenant or obligation required to be performed or complied with by APG Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 6, or (iv) otherwise facilitating the consummation of the Acquisition.

  No Injunction. There must not be in effect any temporary restraining order, injunction or other order issued by any court of competent jurisdiction that prohibits the sale of the shares of the APG Subs or the Non-SPG Assets to APG Buyer.

ARTICLE 7
NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Section 7.1  Non-Survival of Representations and Warranties .  The representations and warranties of Company and Holdco in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Closing and be of no further force and effect, and only the covenants that by their terms survive the Closing shall survive the Closing.

ARTICLE 8
TERMINATION; WAIVER AND AMENDMENT

Section 8.1  Termination .  Except as provided in Section 8.2 below, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:

  by unanimous consent of Company, Holdco and APG Buyer;

  by APG Buyer or the Company or Holdco if: (i) the Closing has not occurred by September 30, 2006; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Acquisition; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any governmental entity that would make consummation of the Acquisition illegal;

  by the Company or Holdco if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of APG Buyer and such breach has not been cured within five (5) business days after written notice to APG Buyer (provided, that, no cure period shall be required for a breach which by its nature cannot be cured);

  by either the Company, or Holdco or the APG Buyer if either of the Merger Agreement or the SPG Stock Purchase Agreement is terminated; or

  by the Company pursuant to Section 5.11 hereof.

Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the board of directors (as applicable) of the party taking such action.

Section 8.2  Effect of Termination .  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of APG Buyer or the Company or Holdco, or their respective officers, directors or shareholders, provided, that, each party shall remain liable for any breaches of this Agreement prior to its termination; and provided, further, that the provisions of Sections 5.1 and 5.2 and Article 9 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

Section 8.3  Waiver; Amendment .

  The APG Buyer may (i) extend the time for the performance of or waive any of the obligations or other acts of the Company or Holdco contained herein, or (ii) waive any inaccuracies in the representations and warranties of the Company or Holdco contained herein or in any document delivered by the Company or Holdco pursuant hereto. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the APG Buyer.

  The Company and Holdco may (i) extend the time for the performance of any of the obligations or other acts of the APG Buyer contained herein, or (ii) waive any inaccuracies in the representations and warranties of the APG Buyer contained herein or in any document delivered to the Company or Holdco by the APG Buyer pursuant hereto. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Company and Holdco.

  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

  This Agreement may not be amended, restated, supplemented or otherwise modified except by an instrument in writing signed by the APG Buyer and the Company and Holdco.

ARTICLE 9
GENERAL PROVISIONS

Section 9.1  Notices .  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally or by messenger service, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

  if to the APG Buyer, to:

  Automation Products Group, LLC
  c/o Joseph J. Lazzara, Managing Member
  6550 Dumbarton Circle
  Fremont, California 94555
  Telephone No.: (510) 608-3400
  Facsimile No: (510) 744-1442

  with a copy to:

  Carr & Ferrell LLP
  2200 Geng Road
  Palo Alto, California 94303
  Attention: Barry A. Carr, Esq.
  Telephone No.: (650) 812-3410
  Facsimile No: (650) 812-3444

  if to the Company or Holdco, to:

  Scientific Technologies Incorporated
  6550 Dumbarton Circle
  Fremont, California 94555
  Attention: President
  Telephone No.: (510) 608-3400
  Facsimile No: (510) 744-1442

  with a copy to:

  Wilson Sonsini Goodrich & Rosati, P.C.
  701 Fifth Avenue, Suite 5100
  Seattle, Washington 98104
  Attention: Christian E. Montegut, Esq.
  Telephone No: (206) 883-2500
  Facsimile No.: (206) 883-2699

Section 9.2  Interpretation .  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "affiliate" when used herein shall mean, with respect to any specified person, any other person, that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. The word "person" when used herein shall mean any individual, partnership, firm, corporation, joint venture, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

Section 9.3  Counterparts .  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

Section 9.4  Entire Agreement; Assignment .  This Agreement, the Exhibits hereto, the Disclosure Schedule, the Non-Disclosure Agreement, the Merger Agreement, SPG Stock Purchase Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned, by operation of law or otherwise, by the parties.

Section 9.5  Severability .  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.6  Other Remedies .  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 9.7  Governing Law .  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 9.8  Rules of Construction .  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed or caused this APG Stock Purchase Agreement to be executed as of the date first written above.

Automation Products Group, LLC

a Utah Limited Liability Company

By: ___________________________

Anthony R. Lazzara

Managing Member

Scientific Technologies Incorporated

By: ___________________________

Joseph J. Lazzara

President, Chief Executive Officer and Treasurer

Scientific Technology Incorporated

By: ___________________________

Anthony R. Lazzara

President and Chairman